EXHIBIT 5.1

                          Mayer, Brown, Rowe & Maw LLP
                            190 South LaSalle Street
                          Chicago, Illinois 60603-3441
                                                                  Main Telephone
                                                                  (312) 782-0600
                                                                        Main Fax
                                                                  (312) 701-7711

                                  May 13, 2004

Hub Group, Inc.
3050 Highland Parkway, Suite 100
Downers Grove, Illinois  60515
Gentlemen:

     We are acting as special counsel to Hub Group, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of its Class A Common Stock, $.01 par value (the "Shares"), to be offered pursuant to the Hub Group, Inc. 2002 Long-Term Incentive Plan (As Amended and Restated Effective as of December 3, 2003) (the "Plan"). In connection therewith, we have examined or are otherwise familiar with the Company's Certificate of Incorporation, the Company's By-Laws, the Plan, the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the Shares, relevant resolutions of the Board of Directors of the Company, and such other documents and instruments as we have deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that the Shares are duly authorized for issuance and when issued in accordance with the provisions of the Plan will be legally issued, fully paid and non-assessable shares of the Company.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                           Sincerely,



                                  /s/ Mayer, Brown, Rowe & Maw LLP
                                  -------------------------------------
                                  Mayer, Brown, Rowe & Maw LLP